Exhibit 10.22

Shandong Lvan Import & Export Co., Ltd.
WEI FANG OFFICE
Sales Contract

Seller: Shandong Lorain Foodstuff Co., Ltd

Buyer: Shandong Lvan Import & Export Co., Ltd.

The Seller and Buyer have agreed to close the following transactions according to the terms and conditions stipulated as below:

I. Variety, spec, quantity, and price of the product

Variety	Spec	Quantity	Price	Quality requirement

Ⅱ. Sales details of Buyer.

Variety	Target Customer	Sales Quantity	Sales Period	Sales Price	Net income

Ⅲ. The Seller supplies goods to the Buyer in accordance with the varieties, spec, quantity and quality requirements stated in above I. After the goods arrive at the designated location, the buyer will check the goods based on the requirement set forth in aboveⅠ. If there are any quality problems, the buyer has the right to return the goods. Any loss caused by the return will be borne by the seller.

Ⅳ. Delivery: The seller is responsible for the delivery of the goods to the location of the buyer or the designated location by the buyer before [_____]. The costs are for the account of buyer.

Ⅴ. Payment: The buyer assures to transfer the money of the products to the seller’s account before [______]. If the buyer cannot transfer the money within the specified time, the seller has the right to charge the fine equals to 0.5% of the overdue money daily.

Ⅵ. Anything not covered in this contract will be discussed separately by both parties.

Ⅶ. This agreement is in duplicate. Part A and Part B each have one copy. This Contract shall come into effect after signature by the both parties. The facsimile and original contract will have the same legal force.

Seller: Shandong Lorain Foodstuff Co., Ltd.    Buyer: Shandong Lvan Import & Export Co., Ltd.

WEI FANG OFFICE Zhuang Wentao

Date:	Date: